EXHIBIT 10.19

WJ COMMUNICATIONS, INC.
401 River Oaks Parkway
San Jose, CA 95134

October 29, 2001

Mr. William R. Slakey
120 Moore Creek Road
Santa Cruz, CA 95060

                Re:          Employment Agreement

Dear Mr. Slakey:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with WJ Communications, Inc. (the “Company”), effective as of the date set forth above (the “Effective Date”).

1.             Employment and Services.  The Company shall employ you as Chief Financial Officer of the Company, for the period beginning on the Effective Date and ending upon termination pursuant to Section 4 (the “Employment Period”).  During the Employment Period, you shall render such services to the Company and its affiliates and subsidiaries as the Chief Executive Officer and the Board of Directors of the Company shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company.

2.             Compensation.  The Company shall pay you an annual base salary (“Annual Base Salary”) of $200,200 during the Employment Period, subject to annual review in each year of the Employment Period thereafter (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company).  The first such annual review will occur during or about March 2002.  Your Annual Base Salary may be increased in years following the first year of employment but may not be decreased.  As used herein, the term “Annual Base Salary” refers to the Annual Base Salary as so increased.  Such Annual Base Salary shall be payable in installments in accordance with the Company’s regular payroll practices.

In addition, subject to the immediately subsequent paragraph, commencing in fiscal 2002 you will be eligible to receive an annual bonus to be awarded ninety (90) days after the end of each fiscal year, to be paid as soon as practicable but not later than one hundred twenty (120) days after the end of such fiscal year.  In order to determine the amount of such bonus, the Company, acting in good faith, shall determine appropriate business targets for each fiscal year; your annual bonus shall be based upon the extent to which the Company attains such targets.  The determination of appropriate business targets with respect to each fiscal year shall take place not later than thirty (30) days following the receipt by the Board of Directors of the Company from the Company’s senior management of the Company’s operating budget with respect to such fiscal year.  The attached Exhibit A is for reference purposes only to illustrate the relative relationship between business targets and bonus percentages utilized by the Company in fiscal year 2001 and the Company anticipates using a similar format in future years.  The final form of bonus compensation is as approved on an annual basis by the Company’s Board of Directors or its appropriate committee.

On or before the end of the 4th quarter of fiscal year 2001, you will be granted an option to purchase 700,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of the grant (the “Option Grant”).  The Option Grant shall be in accordance with the WJ Communications, Inc., 2001 Employee Stock Incentive Plan and shall be subject to the terms and conditions contained in the Executive Time Vesting Stock Option Agreement to be entered into between the parties (the “Option Agreement”).  In the event of a change in control (as defined in the Executive Time Vesting Stock Option Agreement), if you are not appointed Chief Financial Officer of the combined companies, then that will be deemed a material diminution of your position as referred to in the Executive Time Vesting Stock Option Agreement.

Notwithstanding anything herein to the contrary, there shall be deducted or withheld from any amounts payable to you amounts for all federal, state, city or other taxes required by applicable law to be so withheld or deducted and any other amounts authorized for deduction by or required by law.

3.             Benefits.  During the Employment Period, you shall be entitled to participate in the Company’s fringe benefit plans, subject to and in accordance with applicable eligibility requirements, such as life and disability insurance plans and all other benefit plans (other than severance and equity-based plans or arrangements) generally available to the Company’s executive officers, including relocation of personal residence benefits to the extent such relocation request would otherwise constitute Good Reason within the meaning of Section 4, in accordance with the terms of any such plans or policies as in effect from time to time during the Employment Period.  In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, consistent with Company policy.  You shall be entitled to take time off in accordance with the Company’s top management vacation policy.

4.             Termination and Severance.  The Employment Period shall terminate on the first to occur of (i) ninety (90) days following written notice by you to the Company of your resignation without Good Reason, (it being understood that you will continue to perform your services hereunder during such ninety (90) day period), (ii) thirty (30) days following written notice by you to the Company of your resignation with Good Reason (it being understood that you will continue to perform your services hereunder during such thirty (30) day period), (iii) your death or Disability, (iv) a vote of the Board of the Company directing such termination for Cause, (v) a vote of the Board of the Company directing such termination without Cause, or (vi) the third (3rd) anniversary of the Effective Date (the “Scheduled Expiration Date”); provided, however, that the Scheduled Expiration Date shall be automatically extended for successive one-

year periods unless, at least ninety (90) days prior to the then-current Scheduled Expiration Date, either the Company or you shall give written notice to the other of an intention not to extend the Employment Period.  In the event of termination of the Employment Period pursuant to clause (ii) or (v) above, the Company shall pay to you an amount equal to your Annual Base Salary as in effect immediately prior to the termination of the Employment Period, such amount to be paid periodically in accordance with the Company’s regular payroll practices over the twelve (12) month period immediately following such termination (the “Severance Benefit”).  Notwithstanding the preceding sentence, the Severance Benefit shall be computed as an amount equal to one hundred fifty percent (150%) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period and shall be paid periodically in accordance with the Company’s regular payroll practices over the twelve (12) month period immediately following such termination, solely in a circumstance in which there has occurred a Change of Control (as defined in the Option Agreement between the parties) within three (3) months prior to such termination.  Notwithstanding anything in this Agreement to the contrary, in the event that payment of the Severance Benefit, either alone or together with other payments (or the value of other benefits) which you have the right to receive from the Company in connection with a change of control, would not be deductible (in whole or in part) by the Company as a result of the Severance Benefit or other payments or benefits constituting a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefit (or, at your election, such other payments and/or benefits, or a combination of such other payments and/or benefits and/or the Severance Benefit) shall be reduced to the largest amount as will result in no portion of the Severance Benefit (or such other payments and/or benefits) not being fully deductible by the Company as a result of Section 280G of the Code.  The determination of the amount of any such required reduction pursuant to the foregoing provision, and the valuation of any non-cash benefits for purposes of such determination, shall be made exclusively by the firm that was acting as the Company’s auditors prior to the change in control (whose fees and expenses shall be borne by the Company, and such determination shall be conclusive and binding).

Except as otherwise set forth in this Section 4 or pursuant to the terms of employee benefit plans in which you participate pursuant to Section 3, you shall not be entitled to any compensation or other payment from the Company in connection with the termination or expiration of your employment hereunder.  In addition to the Severance Benefit, under circumstances in which the Severance Benefit is payable, you shall also remain eligible to receive benefits under the Company’s benefit plans for one year following the termination of your employment with the Company.  In the case of benefit plans that do not permit such continued participation, in lieu thereof you shall be entitled to receive a cash payment from the Company sufficient to enable you to purchase comparable benefits for the applicable period.

For purposes of this Agreement, the following definitions will apply: (a) “Good Reason” shall mean the occurrence of any of the following without your consent which shall remain uncured for a period of not less than thirty (30) days following your delivery of notice of such occurrence to the Company: (i) the assignment of you by the Company to any duties materially inconsistent with, or a material diminution of, your position, including duties, title, offices, or responsibilities; (ii) the transfer of your principal place of employment to a geographic location more than 50 miles from both your residence in the San Francisco / Silicon Valley area of

California and from the location of your current principal place of employment; or (iii) any material breach of this Agreement by the Company which is not cured within fifteen (15) days after the Company has received written notice from you identifying the breach in reasonable detail; (b) “Cause” shall mean any of the following acts or circumstances: (i) willful destruction by you of Company property having a material value to the Company; (ii) fraud, embezzlement, theft of property having more than nominal value to the Company, or comparable dishonest activity committed by you against the Company; (iii) your conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) your breach, neglect, refusal, or failure to discharge, in each case in any material respect, your duties under this Agreement (other than due to Disability) commensurate with your title and function or your failure to comply with the lawful directions of the Board, in any such case that is not cured within fifteen (15) days after you have received written notice thereof from the Board of the Company; or (v) a willful and knowing material misrepresentation to the Board of the Company; and (c) “Disability” shall mean that for a period of three (3) consecutive months or an aggregate of four (4) months in any twelve (12) month period you are incapable of substantially fulfilling the duties of your positions as set forth in Section 1 because of physical, mental or emotional incapacity, injury, sickness or disease.  Any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and reasonably acceptable to you.  The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.

5.             Confidential Information.  You acknowledge that any and all information and trade secrets obtained by you while employed by the Company or any affiliate thereof concerning the business or affairs of (i) the Company, its affiliates and subsidiaries or (ii) any enterprise which is the subject of an actual or potential transaction (a “Potential Transaction”), considered, evaluated, reviewed or otherwise made known to Fox Paine & Company, LLC, the Company, its affiliates or subsidiaries, or you (“Confidential Information”) is the property of the Company.  During and following the Employment Period, you shall not, without the prior written consent of the Board of the Company, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws (provided that you shall give the Company prompt notice prior to any such disclosure), or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act.  Upon termination of your employment or at the request of the Board of the Company at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company, its affiliates and subsidiaries that you may then possess or have under your control.

6.             Non-Solicitation.

a.             Non-Solicitation.  As a means reasonably designed to protect the Company’s Confidential Information, you agree that, for a period of twelve (12) months from the conclusion of the Employment Period, you will not directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, (i) hire, solicit, encourage the resignation of, or in any other manner seek to engage or employ any person who is then, or during the Employment Period had been, an employee of the Company, whether or not for compensation and whether or not as an officer, consultant, adviser, independent sales representative, independent contractor or participant, or (ii) engage as a director, officer, or employee of any company that is a direct competitor or material customer of the Company at the conclusion of your employment or during the three months following the conclusion of your employment.  In the event the Company elects not to renew this Agreement pursuant to Section 4(vi) above, Subsection (ii) of this Section 6(a), to the extent it prohibits you from competing with the Company, shall expire and be of no force or effect.

 b.            Scope of Restriction.  If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

c.             Works Made For Hire.  You agree that all intellectual property rights, developments, designs, computer software, inventions, applications and improvements, including but not limited to trade names, assumed names, service names, service marks, trademarks, logos, patents, copyrights, licenses, formulas, trade secrets and technology, whether in design, methods, processes, formulae, machines or devices and all other applications (collectively, “Inventions”), whether made, created, invented, devised, acquired, succeeded to (whether by devise, estate, testamentary disposition or otherwise), or developed prior to the date of this Agreement for the Company by you, other than Inventions made, created, invented, devised or developed by you (i) on your own personal time, (ii) without the use of the Company’s equipment, supplies, facilities and resources and (iii) which are not related to the sale, manufacture, distribution, marketing development or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry (collectively, “Unrelated Inventions”), are works made for hire and shall be the exclusive property of the Company without separate compensation to you.  You will, at the request and expense of the Company made at any time, execute and deliver to the Company or its nominee such applications and instruments as may be desirable and appropriate for obtaining for the Company or its nominee, patents, copyrights, trademarks, know-how and other intellectual property protection of the United States and all other countries for vesting in the Company or its nominee, all of your claim, right, title and interest in said Inventions and for maintaining, enforcing and defending the same, and to otherwise vest in or evidence the Company’s or its nominee’s exclusive ownership of all of the rights referred to herein.  In the event that for whatever reason the results of your past or future work for the Company should not be deemed to be works made for hire, you agree to assign, and you hereby do assign, to the Company or its nominee all claim, right, title and interest, in any country, to each and every of the Inventions that is the result of work done in the course of your past or future employment by the Company, or that you create or develop, or that you acquire by whatever means that was created or developed, in whole or in part by using the Company’s equipment, supplies, resources or facilities.  Each and every such assignment is and shall be in consideration of this Agreement with the Company, and no further consideration therefor is or shall be provided to you by the Company.  You hereby waive enforcement of any moral or legal rights which might limit the Company’s rights to exploit any of the foregoing materials in any manner.

d.             Equitable Relief.  You acknowledge that the provisions contained in Sections 5 and 6 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such provisions will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate.  Accordingly, in the event of the breach by you of any of the provisions of Sections 5 and 6 hereof, the Company, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, and/or may apply for injunctive relief against any act that would violate any of the provisions of this Agreement (without being required to post a bond or other security).  You further agree that injunctive relief may be sought for any breach or threatened breach of Section 5 or Section 6 without a showing of irreparable injury, in order to prevent any such breach or threatened breach.  Such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company may have as a result of any such breach or threatened breach.

7.             Survival.  Except as otherwise provided herein, any termination of your employment or of this Agreement shall have no effect on the continuing operation of Section 4, 5 or 6 for the periods specified therein.

8.             Waiver of Claims.  You agree as a condition to your receipt of any termination or severance benefits pursuant to Section 4 hereof, you will agree, as of the date of such termination, to waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employees, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than employee benefits to be provided pursuant to the terms of Section 4 hereof).  Notwithstanding anything contained herein to the contrary, no termination or severance payments shall be made under this Agreement or otherwise until such time as you have delivered an executed release of claims and any applicable revocation periods under state or federal law have expired.  The Company agrees, as further consideration for your waiver, to concurrently execute a waiver of unknown claims against you on terms and conditions substantially identical to the waiver provided by you (it being understood that the Company may specifically reserve claims identified in writing by the Company at the time that such waiver is provided).

9.             Governing Law.  This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of California.

10.           Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice.  Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, three days after the depositing of the same in the United States mail as above stated (or, in the case of registered or certified mail, by the date noted on the return receipt).  Notices shall be addressed as follows:

If to the Executive:                                             Mr. William R. Slakey
120 Moore Creek Road

Santa Cruz, CA 95060

If to the Company:                                             WJ Communications, Inc.
401 River Oaks Parkway
San Jose, CA 95134
Attention:  Chief Executive Officer

                                                                                                                                                Shumaker, Loop & Kendrick, LLP

                                                                                                                                                101 E. Kennedy Boulevard, Suite 2800

                                                                                                                                                Tampa, Florida 33602

                                                                                                                                                Attention:  Darrell C. Smith, Esquire

11.           Separability Clause.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

12.           Successors and Assigns; Assignment of Agreement.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successors to its businesses and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise.  This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.

13.           Waiver.  The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  No term or provision of the Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

14.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, whether written or oral, between the parties, relating to the subject matter hereof.  This Agreement shall not be modified except in writing executed by all parties hereto.

15.           Captions.  Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

16.           Counterparts.  For the purpose of facilitating proving this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

17.           No Obligation to Mitigate.  You shall not be required to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as a result of employment by another employer, or by earnings as a consultant, or by retirement or other benefits paid after the date of termination.

18.           Arbitration.  Any dispute, controversy or claim arising under or in connection with this Agreement, or the alleged breach hereof, shall be settled exclusively by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any arbitration held hereunder shall take place in Palo Alto, California.  In addition, any dispute, controversy or claim arising under or in connection with your rights or obligations pursuant to any stock option or other equity arrangements between you and the Company, shall be settled exclusively by arbitration as described in this Section 18.

 19.          Legal Fees.  In the event of any dispute hereunder or the enforcement of any right hereunder that requires recourse to arbitration or litigation, the prevailing party therein shall be entitled, in addition to other remedies, to recover legal fees and costs from the non-prevailing party, as determined by the arbitrator(s) or the court.

 20.          Certain Conditions to Employment.  Notwithstanding anything herein to the contrary, your employment and the Company’s obligations hereunder are conditioned upon your successful passage of a drug and alcohol screening test, the Company’s verification of your past employment and educational experience and the Company’s satisfaction in its sole discretion as to the results of any criminal background investigation or reference inquiry performed by it.

[signatures page follows]

Please execute a copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours,

WJ COMMUNICATIONS, INC.

	By:	/s/ MALCOLM J. CARABALLO

	Name:	Malcolm J. Caraballo
	Title:	Chief Executive Officer

Accepted and agreed to

/s/ WILLIAM R. SLAKEY
William R. Slakey

Exhibit A

FY 2001 Exec VP, CFO Plan

% of Revenue Plan	% Bonus Payable	% of EPS Plan	% Bonus Payable

	0.0%		0.0%
	0.0%	0%	7.5%
<80%	0.0%	25%	13.1%
80%	18.8%	50%	18.8%
90%	24.4%	75%	24.4%
100%	30.0%	100%	30.0%
110%	35.6%	125%	35.6%
120%	41.3%	150%	41.3%
130%	46.9%	175%	46.9%
140%	52.5%	200%	52.5%

This Exhibit A is for reference purposes only to illustrate the relative relationship between business targets and bonus percentages utilized by the Company in fiscal year 2001 and the Company anticipates using a similar format in future years.